EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, MAY 1, 2014

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
FIRST QUARTER 2014 RESULTS

	First Quarter
	2014	2013	%
Earnings
$ Millions	9,100	9,500	-4
$ Per Common Share
Assuming Dilution	2.10	2.12	-1

Capital and Exploration
Expenditures - $ Millions	8,436	11,775	-28

ExxonMobil Chairman REX W. TILLERSON commented:

“ExxonMobil’s first quarter earnings and cash flow reflect the company’s continuing focus on delivering profitable growth and creating long-term shareholder value.  Strong performance in the Upstream benefitted from improved production mix and increased unit profitability.

First quarter 2014 earnings were $9.1 billion, down 4 percent from the first quarter of 2013.  Upstream earnings were $7.8 billion, up 11 percent from the previous year.

Capital and exploration expenditures for the first quarter were $8.4 billion, down 28 percent from the first quarter of 2013.

The Corporation distributed $5.7 billion to shareholders in the first quarter through dividends and share purchases to reduce shares outstanding.”

FIRST QUARTER HIGHLIGHTS
•	Earnings of $9.1 billion decreased $400 million or 4 percent from the first quarter of 2013.
•	Earnings per share (assuming dilution) were $2.10, a decrease of 1 percent.
•	Capital and exploration expenditures were $8.4 billion, down 28 percent from the first quarter of 2013, reflecting the absence of the $3.1 billion Celtic Exploration Ltd. acquisition.
•	Oil-equivalent production decreased 5.6 percent from the first quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.9 percent.
•	Cash flow from operations and asset sales was $16.2 billion, including proceeds associated with asset sales of $1.1 billion.
•	Share purchases to reduce shares outstanding were $3 billion.
•	Dividends per share of $0.63 increased 11 percent compared with the first quarter of 2013.
•

ExxonMobil announced the start of natural gas production at the Damar field off the east coast of Peninsular Malaysia.  The Damar field has a projected capacity of 200 million cubic feet of gas per day and will provide additional gas supplies to help meet Malaysia’s power and industrial needs.

•

With the State of Alaska, ExxonMobil and its partners signed a Heads of Agreement (HOA) regarding the proposed Alaska LNG Project.  The HOA provides a roadmap for the ramp up of the preliminary front-end engineering design stage and establishes a framework for negotiating multiple project‑enabling agreements.

•

ExxonMobil Chemical announced the opening of a world-scale manufacturing facility to produce up to 50,000 metric tons per year of synthetic base stocks at its integrated refining and chemical complex in Baytown, Texas.  The new unit will help meet growing demand for advanced synthetic base stocks for high-performance lubricants.

First Quarter 2014 vs. First Quarter 2013

Upstream earnings were $7,783 million in the first quarter of 2014, up $746 million from the first quarter of 2013.  Higher natural gas realizations, partially offset by lower liquids realizations, increased earnings by $410 million.  Production volume and mix effects increased earnings by $20 million.  All other items, including asset management impacts, increased earnings by $320 million.

On an oil-equivalent basis, production decreased 5.6 percent from the first quarter of 2013.  Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2.9 percent.

Liquids production totaled 2,148 kbd (thousands of barrels per day), down 45 kbd from the first quarter of 2013.  The Abu Dhabi onshore concession expiry reduced volumes by 118 kbd.  Excluding this impact, liquids production was up 3.3 percent, driven by project ramp-up, mainly at Kearl, and lower downtime.

First quarter natural gas production was 12,016 mcfd (millions of cubic feet per day), down 1,197 mcfd from 2013, primarily due to lower demand.

Earnings from U.S. Upstream operations were $1,244 million, $385 million higher than the first quarter of 2013.  Non-U.S. Upstream earnings were $6,539 million, up $361 million from the prior year.

Downstream earnings were $813 million, down $732 million from the first quarter of 2013.  Weaker margins, mainly in refining, decreased earnings by $740 million.  Volume and mix effects increased earnings by $80 million.  All other items decreased earnings by a net $70 million.  Petroleum product sales of 5,817 kbd were 62 kbd higher than last year's first quarter.

Earnings from the U.S. Downstream were $623 million, down $416 million from the first quarter of 2013.  Non-U.S. Downstream earnings of $190 million were $316 million lower than last year.

Chemical earnings of $1,047 million were $90 million lower than the first quarter of 2013.  Weaker margins decreased earnings by $90 million, while volume and mix effects increased earnings by $40 million.  All other items decreased earnings by $40 million.  First quarter prime product sales of 6,128 kt (thousands of metric tons) were 218 kt higher than last year's first quarter, driven by increased Singapore production.

Corporate and financing expenses were $543 million for the first quarter of 2014, up $324 million from the first quarter of 2013, due primarily to the absence of favorable tax impacts.

During the first quarter of 2014, Exxon Mobil Corporation purchased nearly 41 million shares of its common stock for the treasury at a gross cost of $3.9 billion.  These purchases included $3 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the second quarter of 2014.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 10 a.m. Central time on May 1, 2014.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2013 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

	Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2014
(millions of dollars, unless noted)
	First Quarter
	2014	2013
Earnings / Earnings Per Share

Total revenues and other income	106,773	108,357
Total costs and other deductions	91,546	92,319
Income before income taxes	15,227	16,038
Income taxes	5,857	6,277
Net income including noncontrolling interests	9,370	9,761
Net income attributable to noncontrolling interests	270	261
Net income attributable to ExxonMobil (U.S. GAAP)	9,100	9,500

Earnings per common share (dollars)	2.10	2.12

Earnings per common share
- assuming dilution (dollars)	2.10	2.12

Other Financial Data

Dividends on common stock
Total	2,732	2,561
Per common share (dollars)	0.63	0.57

Millions of common shares outstanding
At March 31	4,294	4,446
Average - assuming dilution	4,328	4,485

ExxonMobil share of equity at March 31	176,398	167,001
ExxonMobil share of capital employed at March 31	200,811	184,375

Income taxes	5,857	6,277
Sales-based taxes	7,416	7,492
All other taxes	8,857	8,781
Total taxes	22,130	22,550

ExxonMobil share of income taxes of
equity companies	1,820	1,939

	Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2014
(millions of dollars)
	First Quarter
	2014	2013
Earnings (U.S. GAAP)
Upstream
United States	1,244	859
Non-U.S.	6,539	6,178
Downstream
United States	623	1,039
Non-U.S.	190	506
Chemical
United States	679	752
Non-U.S.	368	385
Corporate and financing	(543)	(219)
Net income attributable to ExxonMobil	9,100	9,500

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	15.1	13.6

Proceeds associated with asset sales	1.1	0.4

Cash flow from operations and asset sales	16.2	14.0

	Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2014

	First Quarter
	2014	2013
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousands of barrels daily (kbd)
United States	442	435
Canada/South America	315	264
Europe	195	195
Africa	480	453
Asia	666	804
Australia/Oceania	50	42
Worldwide	2,148	2,193

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,412	3,590
Canada/South America	336	328
Europe	3,465	4,473
Africa	7	9
Asia	4,519	4,515
Australia/Oceania	277	298
Worldwide	12,016	13,213

Oil-equivalent production (koebd)[1]	4,151	4,395

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

	Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2014

	First Quarter
	2014	2013
Refinery throughput (kbd)
United States	1,811	1,810
Canada	378	430
Europe	1,432	1,394
Asia Pacific	702	790
Other	186	152
Worldwide	4,509	4,576

Petroleum product sales (kbd)
United States	2,605	2,532
Canada	488	436
Europe	1,513	1,460
Asia Pacific	762	894
Other	449	433
Worldwide	5,817	5,755

Gasolines, naphthas	2,401	2,355
Heating oils, kerosene, diesel	1,865	1,792
Aviation fuels	428	453
Heavy fuels	429	460
Specialty products	694	695
Worldwide	5,817	5,755

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,392	2,364
Non-U.S.	3,736	3,546
Worldwide	6,128	5,910

	Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2014
(millions of dollars)
	First Quarter
	2014	2013
Capital and Exploration Expenditures
Upstream
United States	2,092	2,090
Non-U.S.	5,172	8,757
Total	7,264	10,847
Downstream
United States	228	259
Non-U.S.	312	350
Total	540	609
Chemical
United States	397	114
Non-U.S.	233	202
Total	630	316

Other	2	3

Worldwide	8,436	11,775

Exploration expenses charged to income
included above
Consolidated affiliates
United States	35	127
Non-U.S.	280	316
Equity companies - ExxonMobil share
United States	1	1
Non-U.S.	22	1
Worldwide	338	445

		Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1]

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10

[1]		Computed using the average number of shares outstanding during each period.